Exhibit 99

MIDDLEBURG FINANCIAL CORPORATION

Increases Third Quarter 2003 Dividend and Declares a Stock Split

MIDDLEBURG, VIRGINIA,  (September 11, 2003) The board of directors of Middleburg Financial Corporation (NASDAQ:MBRG) declared a $.38  per common share cash dividend for shareholders on record as of October 1, 2003 and payable on October 17, 2003.  This is an increase of 23% over the cash dividend declared in the second quarter of 2003.  The cash dividend will be paid on shares held before the issuance of the stock split.

Directors have also approved a two-for-one common stock split for shareholders on record as of October 2, 2003 and payable on October 17, 2003.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company as well as Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County, Virginia with 6 branches.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg, Virginia.  Gilkison Patterson Investment Advisors, Inc. is a registered investment management firm located in Alexandria, Virginia.

Contact:  Joseph L. Boling, Chairman of the Board & CEO (540)-687-4812

      Alice P. Frazier, Executive VP & CFO (540)-687-4801